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                                                                    EXHIBIT 5.1




              [LETTERHEAD OF FIRST TENNESSEE NATIONAL CORPORATION]




December 17, 1996



First Tennessee National Corporation
165 Madison Avenue
Memphis, Tennessee  38103


Dear Sirs:

                 As Executive Vice President and General Counsel of First Tennessee National Corporation, a Tennessee corporation (the "Company"), I am familiar with the registration statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), by the Company, and First Tennessee Capital I, First Tennessee Capital II, First Tennessee Capital III and First Tennessee Capital IV, each a Delaware business trust (the "Trusts"), relating to a proposed shelf registration of (i) preferred securities representing beneficial ownership interests in and to be issued by such Trusts (the "Preferred Securities"), (ii) junior subordinated deferrable interest debentures (the "Debentures") to be issued by the Company and (iii) unconditional and irrevocable guarantees (the "Guarantees" and each a "Guarantee") that may be issued by the Company of the obligations of the Trusts under the Preferred Securities (collectively, the "Securities"), to be offered from time to time at prices and on terms to be determined at the time of sale, all relating to Preferred Securities with an aggregate liquidation amount not to exceed $300,000,000.

                 I have examined, or caused those acting under my supervision to have examined, the originals or copies, certified or otherwise identified to my satisfaction, of the restated charter, as amended, of the Company (the "Charter"), the bylaws, as amended, of the Company, Minutes of the December 17, 1996 Meeting of the Board of Directors of the Company (the "Minutes"), the Registration Statement, the form of Junior Subordinated Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Debenture Trustee (the "Debenture Trustee"), as filed as an exhibit to the Registration Statement, pursuant to which the Debentures are to be issued, the forms of Guarantee Agreement (the "Guarantee Agreements" and each a Guarantee Agreement") to be executed by the Company and The
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Bank of New York, as Guarantee Trustee (the "Guarantee Trustee") as filed as an exhibit to the Registration Statement, and such other corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for purposes of this opinion. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

                 Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

         1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Tennessee.

         2. With respect to the Debentures to be issued under the Indenture, when (i) such Indenture has been duly authorized and validly executed and delivered by the Company by its duly authorized officers (the "Authorized Officers) or any authorized committee of the Board of Directors of the Company (the "Board") pursuant to the Minutes and by the Debenture Trustee, (ii) the Board or the Authorized Officers or any authorized committee of the Board, acting pursuant to the Minutes, has taken all necessary corporate action to approve the issuance and specific terms of such Debentures, and (iii) such Debentures have been duly executed, authenticated, issued and delivered by the Authorized Officers pursuant to the Minutes and in accordance with the provisions of such Indenture upon payment of the consideration therefor as contemplated by the Registration Statement, such Debentures will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3. With respect to the Guarantee to be issued under each Guarantee Agreement, when (i) such Guarantee Agreement has been duly authorized and validly executed and delivered by the Company by its Authorized Officers pursuant to the Minutes and by the Guarantee Trustee, (ii) the Board or the Authorized Officers or any authorized committee of the Board, acting pursuant to the Minutes, has taken all necessary corporate action to approve the issuance and specific terms of such Guarantee and (iii) such Guarantee has been duly executed, issued and delivered by the Authorized Officers pursuant to the Minutes and in accordance with the provisions of such Guarantee Agreement, such Guarantee will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of
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general applicability relating to or affecting creditors' rights and to general equity principles.

                 It is my understanding that the Company and the Trusts intend to issue Securities from time to time on a delayed or continuous basis. Accordingly, this opinion is limited to the laws, including the applicable rules and regulations, as in effect on the date hereof. I understand that prior to issuing any Securities, the Company and the Trusts will advise me in writing of the terms and will afford me an opportunity to review the operative documents pursuant to which such Securities will be issued, and I will file such supplement or amendment to this opinion, if any, as I may reasonably consider necessary or appropriate by reason of the terms of such Securities.

                 The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, I have relied on the opinion, dated of even date herewith, of Sullivan & Cromwell addressed to you, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell.

                 In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus and any prospectus supplement that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,

                                       Harry A. Johnson, III